Exhibit 99.1

For Information Contact:
John J. Dee
Sr. Vice President and CFO
(216) 430-2700
jdee@prgreit.com
FOR IMMEDIATE RELEASE
Paragon Receives Stock Exchange Notice to Suspend Trading of its Shares and Announces Contract
Extension
Cleveland, Ohio, February 15, 2006 – Paragon Real Estate Equity and Investment Trust (OTC: PRGL.OB) announced that it has been de-listed from the American Stock Exchange (AMEX). The company’s common shares are now listed on the OTC.BB trading under the new ticker “PRGL.OB”.
Paragon Real estate Equity and Investment Trust also announced the extension of the due diligence period from February 15, 2006 until March 31, 2006 under the terms of the contract to purchase the portfolio of the ten apartment communities located in Texas and Ohio, consisting of 1,468 units.
As previously disclosed, Paragon was advised by the AMEX that the company was not in compliance with the requirements of the exchange. Paragon explored various ways to maintain its listing, including identifying potential acquisitions and a secondary offering. On October 24, 2005, Paragon filed a registration statement to raise $100 million in public equity, part to be used to acquire ten apartment communities in Texas and Ohio, and seed its value added growth plan. Paragon had engaged an investment advisor and was encouraged about the prospects to complete a public offering. Subsequently, Paragon’s investment advisor informed the company that market conditions made it impractical to continue with the proposed offering. Paragon, did not sell any of its shares and withdrew the Registration Statement.
Paragon continues to explore all of its financing options to execute its business plan, including the purchase of the apartment communities portfolio under contract.
Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that it will be able to maintain its American Stock Exchange listing or that its planned

Exhibit 99.1

implementation of a national real estate acquisition, development and re-development strategy will be completed in whole or in part. Factors that could cause actual results to differ materially from Paragon’s expectations include changes in local or national economic or real estate conditions, the ability to meet competition, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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